EXHIBIT 4.1

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “1933 ACT) AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

15% PROMISSORY NOTE

$XXXXX	New Jersey
March 1, 2023

FOR VALUE RECEIVED, DRIVEITAWAY HOLDINGS, INC., a Delaware corporation with an address of 3401 Market Street, Suite 200/201, Philadelphia, PA 19104 (the “Company”) promises to pay to the order of XXXXXXXXX with an address of XXXXXXXXXXXXXXX , and successors and assigns, (the “Holder”), the principal sum of XXXXXXXXXXXXXXXX and No/100ths Dollars ($XXXXX), together with interest on the unpaid principal balance of this Note at the rate of fifteen percent (15.0%) per annum, which principal and interest shall be payable as follows:

(a)	the principal balance shall be due and payable on June 30, 2023 (the “Maturity Date”), and
(b)	all interest shall accrue and be due and payable at the Maturity Date.

All payments on this Note shall be deemed made when good funds are received by the Holder at the address shown above or at such other place as Holder may designate in writing from time to time.

A failure to timely make any payment due on this Note or any other default of this Note shall constitute an event of default (an “Event of Default”). From and after an Event of Default has occurred under this Note, the interest rate of the Note shall be increased by five hundred (500) basis points. Such increased interest rate shall take effect upon the occurrence of any such Event of Default: (i) without notice to the Company if such default is on account of a monetary payment obligation under this Note or any other agreement by and between the Company and the Holder dated of even date herewith; or (ii) upon notice and the expiration of a ten (10) day cure period if the default is on account of any obligation other than a monetary payment obligation. The Company shall be responsible for curing such default(s) before all respective grace periods expire and for providing unambiguous written proof to Holder that such default(s) is cured, or such default(s) shall conclusively be deemed not cured.

If any payment owed under this Note shall not have been paid within five (5) days of the due date thereof, the Company agrees to pay to the Holder a late charge of two percent (2%) of such payment including the payment due on the Maturity Date or upon acceleration.

The Company shall pay all costs of collection of this Note, including but not limited to reasonable attorney’s fees: (a) if this Note shall be referred after an Event of Default to an attorney-at-law for collection or other appropriate action; or (b) if an action to enforce any right to or against collateral securing this Note shall be instituted after an Event of Default on this Note.

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This Note is subject to the following additional provisions:

1.	This Note is exchangeable for an equal aggregate principal number of notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange, except that Holder shall pay any tax or other governmental charges payable in connection therewith.
2.	The Company shall be entitled to withhold from all payments any amounts required to be withheld under applicable laws.
3.	This Note may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the “Act”) and applicable state securities laws. Any attempted transfer to a non-qualifying party shall be treated by the Company as void. Prior to due presentment for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company’s records as the owner hereof for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary.
4.	At any time, the Company shall have the option to redeem this Note and pay to the Holder the then unpaid principal amount, plus accrued but unpaid interest through the date of such redemption date, plus a ten percent (10%) premium.
5.	Upon (a) a transfer of all or substantially all of the assets of the Company to any person in a single transaction or series of related transactions, (b) any consolidation or merger of the Company with or into another person or entity in which the Company is not the surviving entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock) (each of items (a) and (b) being referred to as a “Sale Event”), then, in each case, the Company shall, upon request of the Holder, redeem this Note in cash for its then unpaid principal amount, plus accrued but unpaid interest through the date of redemption.

Each party who is, or may become, liable on this Note in any capacity, hereby waives presentment, demand, notice of dishonor and protest, notice of extensions, modifications or alterations of the date or terms of payment hereof, and all surety defenses in the nature thereof and further consents to all extensions or modifications of the due date and terms of payment of this Note. No delay or omission on the part of the Holder shall operate as a waiver of such right or of any other right of such party, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or a waiver of the same or any other right on any future occasion.

Notwithstanding anything herein to the contrary, the total interest charged on the principal amount owing hereunder from time to time shall not exceed the maximum amount allowed by law, and the Company shall not be bound or obligated to pay any interest hereunder in excess of such amount. If and to the extent the interest on this Note or any other payment required hereunder would exceed the maximum interest allowed by law, then to such extent, the excess interest payment(s) shall be deemed a partial prepayment of principal.

The Holder shall have the absolute right to sell and/or assign this Note, in whole or in part, and/or to enter into one or more participation agreements concerning this Note. If Holder gives written notice of any such sale(s), assignment(s) and/or participation(s) to the Company, they shall make payments to such subsequent holder(s) or participant(s), as the case may be.

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Wherever the context shall so require, the singular and plural shall mean each other and the masculine, feminine and neutral genders shall mean each other. This Note shall be governed by the laws of the State of New Jersey.

THE COMPANY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ITS RIGHT TO NOTICE AND HEARING AS ALLOWED BY LAW OR ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER MAY DESIRE TO USE. FURTHER, THE COMPANY HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, THE BENEFITS OF ALL VALUATION, APPRAISEMENT, HOMESTEAD EXEMPTION, STAY, REDEMPTION AND MORATORIUM LAWS, NOW IN FORCE OR WHICH MAY HEREAFTER BECOME LAW. THE COMPANY HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, THE BENEFITS OF TRIAL BY JURY, NOW IN FORCE OR WHICH MAY HEREAFTER BECOME LAW.

IN WITNESS WHEREOF, the Company has executed this Promissory Note on the date written above.

DRIVEITAWAY HOLDINGS, INC.

By:
John F. Possumato
Chief Executive Officer

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